Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: William J. Burke (610) 889-5249

AMETEK ACQUIRES EM TEST
—Broadens Position in Electrical Test and Measurement Instruments—

Berwyn, PA, October 25, 2011— AMETEK, Inc. (NYSE: AME) today announced that it has acquired the parent company of EM Test (Switzerland) GmbH, a privately held manufacturer of electronic test and measurement equipment headquartered in Reinach, Switzerland for CHF 83 million ($93 million). EM Test is a global leader in equipment used to perform electrical immunity and electromagnetic compatibility testing. EM Test has expected annual sales of approximately CHF 37 million ($41 million).

“EM Test is an excellent addition to our test and measurement equipment business. It serves as a valuable platform for growth in the highly attractive market for electrical immunity testing and emissions measurement,” notes Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

EM Test manufactures a full line of conducted electromagnetic compatibility (EMC) test equipment, including electrical fast transient generators, electrostatic discharge simulators, surge generators, waveform simulators and multifunctional generators. Its products are used in test applications by a wide range of industries to ensure that electronic and electrical products are not susceptible to external electromagnetic disturbances and do not generate electromagnetic disturbances that might affect other products or instruments.

EM Test joins AMETEK as part of the Programmable Power division of its Electronic Instruments Group (EIG) —a recognized leader in advanced monitoring, testing, calibrating, and display instruments. AMETEK EIG sells its instruments to the process and analytical, aerospace, power, and industrial markets worldwide and had 2010 sales of $1.3 billion.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $3.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

—MORE—

AMETEK ACQUIRES EM TEST

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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